As filed with the Securities and Exchange Commission on January 27, 2023

Registration Statements No. 333-150982

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO FORM S-8

 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3849074
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7310 North 16th St. Suite 135 Phoenix AZ 85020	85014
(Address of Principal Executive Offices)	(Zip Code)

Southern Copper Corporation Directors’ Stock Award Plan

(Full title of the plan)

Copy to:

Julian Jorge Lazalde

Secretary

Southern Copper Corporation

7310 North 16th St.  Suite 135

Phoenix AZ 85020

(602) 264-1375

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Southern Copper Corporation (the "Registrant", the “Company,” “SCC,” “we,” “us” or “our”) is filing this Post-Effective Amendment No. 4 to the Registration Statement on Form S-8, File No. 333-150982, filed with the Securities and Exchange Commission (the "Commission") on May 16, 2008 (the "Original Registration Statement") for the sole purpose of disclosing the five-year extension of the Directors’ Stock Award Plan (“Plan”) to January 27, 2028. In accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), we registered 128,000 shares of common stock, par value $0.01 per share, of the Company to be issued under the Plan, a stockholder approved plan.  The Original Registration Statement also covered any additional shares of common stock which became issuable under the Plan registered pursuant to the Original Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which resulted in an increase in the number of the Registrant’s outstanding shares of common stock. The Plan previously provided that directors who are not compensated as employees of the Company will be automatically awarded 1,200 shares of common stock upon election and 1,200 additional shares following each annual meeting of stockholders thereafter. The Plan expired by its terms on January 31, 2016.  On January 28, 2016, the Board of Directors of the Company (“Board”) approved, subject to stockholder approval, a one-year extension of the Plan. On January 26, 2017, the Board approved another one-year extension of the Plan, subject to stockholder approval. The Plan extensions were approved at the Annual Meetings of Stockholders of 2016 and 2017, respectively. On January 25, 2018, the Board approved a further extension of the Plan for five years and an amendment to the Plan to increase the number of shares of common stock to be granted to non-employee directors from 1,200 to 1,600. At the 2018 Annual Meeting of Stockholders, the amendments to increase the award amount from 1,200 to 1,600 and the five-year extension of the Plan until January 28, 2023 were both approved. On April 22, 2021, the Board amended the Board’s compensation so that, commencing with the second quarter 2021, eligible directors are granted 400 shares of common stock quarterly, conditioned upon the attendance of each directors to each quarterly Board meeting. On January 27, 2022, the Board of Directors approved, subject to stockholder approval, a further five-year extension of the Plan. At the 2022 Annual Meeting of Stockholders held May 27, 2022, the stockholders approved such five-year extension of the Plan until January 27, 2028. At December 31, 2022, 416,800 shares of common stock have been awarded under the Plan, leaving 183,200 shares available for use after that date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information*.

Item 2.    Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022;

(c)	All Current Reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2022; and

(d)	The description of the Company’s Common Stock contained in the Company’ registration statement on Form 8-A dated November 9, 1995 (File No. 1-14066), filed under the Exchange Act, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information that is furnished but that is deemed not to have been filed) subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement on Form S-8, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 4 to the Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment No. 4 to the Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, enables a corporation in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violation of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation, as amended, provides for such limitations on liability for its directors to the fullest extent permitted by Delaware law.

Section 145 of the DGCL provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation, such indemnification is limited to expenses (including attorneys fees) and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  Section 145 of the DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Our amended and restated certificate of incorporation and our by-laws, as amended, provide that the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law and as provided in our by-laws.

Our by-laws provide indemnification rights to any of our officers or directors who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such indemnification rights will include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware law. Our by-laws provide that we may arrange for insurance covering such liabilities and expenses arising from actions or omissions of a director or officer in his or her capacity as a corporate agent as is obtainable and is reasonable and appropriate in cost and amount. The Company currently maintains liability insurance for its directors and officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a complete list of exhibits filed as part of this Post-Effective Amendment No. 4 to the Registration Statement:

Exhibit No.	Exhibit
4.1 and 4.2

 a) Amended and Restated Certificate of Incorporation, filed on October 11, 2005. (Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the third quarter of 2005 and incorporated herein by reference).(b) Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 2, 2006. (Filed as Exhibit 3.1 to Registration Statement on Form S-4, File No. 333-135170) filed on June 20, 2006 and incorporated herein by reference).(c) Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 28, 2008. (Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the second quarter of 2008 and incorporated herein by reference).*

By-Laws, as last amended on January 27, 2022. (Filed as Exhibit 3.2 to the Company’s 2022 Annual Report on Form 10-K incorporated herein by reference).*
4.3	Directors’ Stock Award Plan as extended to January 27, 2028**
15	Letter of Registered Public Accounting Firm (Galaz, Yamazaki, Ruiz Urquiza, S.C. - Member of Deloitte Touche Tohmatsu, Limited) regarding unaudited financial statements**
23.2	Consent of Registered Public Accounting Firm (Galaz, Yamazaki, Ruiz Urquiza, S.C. - Member of Deloitte Touche Tohmatsu, Limited)**
24.1	Powers of Attorney (included on the signature pages to the Registration Statement)**

*Incorporated by reference **Filed herewith

Item 9.             Undertakings.

The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)    to include any prospectus required by Section (10)(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized on January 27, 2023.

SOUTHERN COPPER CORPORATION

By:	/S/ Julian Jorge Lazalde
Julian Jorge Lazalde
Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julian Jorge Lazalde and/or Andres. C. Ferrero and/or Raul Jacob and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-8 and any and all amendments (including pre-effective and post-effective amendments) to one or more registration statements on Form S-8 and any additional registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission (“Commission”), and generally to do all such things in their names and in behalf of their capacities as officers and directors of Southern Copper Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to Registration Statement on Form S-8 has been signed below by the following persons on January 27, 2023.

Signatures of Officers	Title

/S/ Oscar González Rocha	President, Chief Executive Officer and Director
Oscar González Rocha	(Principal Executive Officer)

/S/ Raul Jacob	Vice President, Finance and Chief Financial Officer
Raul Jacob	(Principal Financial Officer)

/S/ Lina Vingerhoets	Comptroller (Principal Accounting Officer)
Lina Vingerhoets

Signatures of Directors	Title

Germán Larrea Mota-Velasco	Director

/S/ Vicente Ariztegui Andreve
Vicente Ariztegui Andreve	Director

/S/ Enrique Castillo Sánchez Mejorada
Enrique Castillo Sánchez Mejorada	Director

/S/ Leonardo Contreras Lerdo de Tejada
Leonardo Contreras Lerdo de Tejada	Director

Xavier García de Quevedo Topete	Director

/S/ Luis Miguel Palomino Bonilla
Luis Miguel Palomino Bonilla	Director

/S/ Gilberto Perezalonso Cifuentes
Gilberto Perezalonso Cifuentes	Director

/S/ Carlos Ruiz Sacristán
Carlos Ruiz Sacristán	Director

INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.1 and 4.2

 a) Amended and Restated Certificate of Incorporation, filed on October 11, 2005. (Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the third quarter of 2005 and incorporated herein by reference).(b) Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 2, 2006. (Filed as Exhibit 3.1 to Registration Statement on Form S-4, File No. 333-135170) filed on June 20, 2006 and incorporated herein by reference).(c) Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 28, 2008. (Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the second quarter of 2008 and incorporated herein by reference).*

By-Laws, as last amended on January 27, 2022. (Filed as Exhibit 3.2 to the Company’s 2022 Annual Report on Form 10-K incorporated herein by reference).*
4.3	Directors’ Stock Award Plan as extended to January 27, 2028**
15	Letter of Registered Public Accounting Firm (Galaz, Yamazaki, Ruiz Urquiza, S.C. - Member of Deloitte Touche Tohmatsu, Limited) regarding unaudited financial statements**
23.2	Consent of Registered Public Accounting Firm (Galaz, Yamazaki, Ruiz Urquiza, S.C. - Member of Deloitte Touche Tohmatsu, Limited)**
24.1	Powers of Attorney (included on the signature pages to this Post-Effective Amendment to Registration Statement).**

*Incorporated by reference **Filed herewith